Exhibit 99.1

FOR IMMEDIATE RELEASE

December 17, 2015

Statement from 21st Century Oncology

FORT MYERS, FLA. 21st Century Oncology, the nation’s leading provider of integrated cancer care services, has entered into a settlement with the federal government to resolve a dispute related to the fluorescence in situ hybridization (FISH) diagnostic test in the interest of avoiding protracted expense and litigation.  21st Century fully cooperated with federal officials during the process and has agreed to the settlement with no admission of wrongdoing.

The FISH test is a diagnostic tool used for identifying bladder cancer, specifically with older patients and other high-risk patients.  The dispute involved the medical necessity of the FISH test specifically ordered by four of the company’s urologists in conjunction with other diagnostic tests, and the complex Medicare and Medicaid billing criteria required.

21st Century Oncology’s primary goal is to provide top quality patient care and to that end supports the judgment of our physicians to determine what diagnostic and treatment tools should be utilized for each individual patient based on that patient’s unique clinical needs. 21st Century Oncology is also committed to compliance and to that end, has further enhanced our comprehensive compliance and auditing programs to ensure transparency and the delivery of the highest quality, most clinically appropriate care to our patients, and that only those services that meet the complex Medicare and Medicaid billing criteria are submitted for reimbursement.

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About 21st Century Oncology

21st Century Oncology is the largest global, physician led provider of Integrated Cancer Care services. The company offers a comprehensive range of cancer treatment services, focused on delivering academic quality, cost-effective patient care in personal and convenient settings. As of March 31, 2015, the company operated 182 treatment centers, including 147 centers located in 17 states and 35 centers located in six countries in Latin America. The company holds market-leading positions in most of its domestic local markets and abroad.